UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*



                                 Xybernaut Corp.
     ---------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
     ---------------------------------------------------------------------
                         (Title of Class of Securities)

                                   984149 10 4
                  ---------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (12-91)

                                       13G

---------------------                                          -----------------
CUSIP No. 984149 10 4                                          Page 2 of 5 Pages
---------------------                                          -----------------


--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Edward G. Newman
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
--------------------------------------------------------------------------------
        NUMBER OF                5       SOLE VOTING POWER
          SHARES
       BENEFICIALLY                           3,751,700
         OWNED BY             --------------------------------------------------
           EACH                  6       SHARED VOTING POWER
        REPORTING
          PERSON                                780,000
           WITH               --------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                              3,751,700
                              --------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                                780,000
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         4,531,700
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                      [_]

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         30.7%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*

                                   IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (12-91)

                                       13G

---------------------                                          -----------------
CUSIP No. 984149 10 4                                          Page 3 of 5 Pages
---------------------                                          -----------------




Item 1(a)       Name of Issuer:

                Xybernaut Corp.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                12701 Fair Lakes Circle
                Fairfax, Virginia

Item 2(a)       Name of Person Filing:

                Edward G. Newman

Item 2(b)       Address of Principal Business Office or, if none, Residence:

                12701 Fair Lakes Circle
                Fairfax, Virginia

Item 2(c)       Citizenship:

                United States of America

Item 2(d)       Title of Class of Securities:

                Common Stock, $.01 par value per share

Item 2(e)       CUSIP Number:

                984149 10 4

Item 3 This statement is not being filed pursuant to Rules 13d-1(b), or 13d-2(b)


Item 4(a)       Amount Beneficially Owned

                As of February 9, 1998:

                4,531,700 shares of Common Stock. Includes 200,000 shares beneficially owned by Mr. Newman as a co-trustee of trusts for the benefit of himself and his children. This amount also includes 580,000 shares owned by the Manassas Bay Trust, a trust established by Mr. Newman. The amount does not include shares held by his wife, Frances C. Newman. Mr. Newman disclaims beneficial ownership with respect to all shares held by his wife.

Item 4(b)       Percent of Class: 30.7%

Item 4(c)       Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 3,751,700
                (ii)    shared power to vote or to direct the vote: 780,000
                (iii)   sole power to dispose or to direct the  disposition  of:
                        3,751,700

                                       13G

---------------------                                          -----------------
CUSIP No. 984149 10 4                                          Page 4 of 5 Pages
---------------------                                          -----------------


                (iv)    shared power to dispose or to direct the disposition of:
                        780,000

Item 5         Ownership of Five Percent or Less of a Class:

               Not applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

               Not applicable.

Item 8         Identification and Classification of Members of the Group:

               Not applicable.

Item 9         Notice of Dissolution of Group:

               Not applicable.

Item 10        Certification:

               Not applicable.

                                       13G

---------------------                                          -----------------
CUSIP No. 984149 10 4                                          Page 5 of 5 Pages
---------------------                                          -----------------


                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                                          February 12, 1998
                                                     ---------------------------
                                                                (Date)


                                                        /s/ Edward G. Newman
                                                     ---------------------------
                                                             (Signature)

                                                          Edward G. Newman
                                                     ---------------------------
                                                               (Name)